Exhibit 3.11
ARTICLES OF INCORPORATION
OF
ICN ACQUISITION CORP.
* * * * *
     FIRST: That the name of the corporation is
ICN Acquisition Corp.
     SECOND: The purpose of this corporation is to engage in any lawful act or activity, for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
     THIRD: The name of this corporation’s initial agent for service of process in the State of California is:
CT Corporation System
     FOURTH: This corporation is authorized to issue only one class of shares of stock: The total number of shares which this corporation is authorized to issue is 100,000 of Common Stock.
     IN WITNESS WHEREOF, the undersigned have executed these Articles this 12th day of September, 2000

/s/ Harry Roosje
Harry Roosje, Incorporator

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
The undersigned certify that:
1.	They are the President and Secretary of the Corporation.

2.	The name of the Corporation is ICN Acquisition Corp.

3.	Article First of the Articles of Incorporation of this corporation is amended to read as follows: That the name of the corporation is ICN Medical Alliance, Inc.

4.	Article Fifth is added to the Articles of Incorporation of this corporation, and shall read as follows: The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible. The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations- Code) through By-law provisions, agreements, with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law. Any amendment, repeal or modification of any provision of this Article Fifth shall not adversely affect any right or protection of an agent of this corporation existing at the time of such amendment, repeal or modification.

4.	The foregoing amendments have been duly approved by the board of directors.

5.	There are 100 outstanding shares entitled to vote with respect to the amendments. Fifty-one percent (5 1%) of the outstanding shares were required for the amendments to be approved. One hundred percent (100%) of the outstanding shares voted in favor of the amendments. Therefore, the amendments were approved by the required vote of shareholders in accordance with California Corporations Code Section 902.
We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct to the best of our knowledge.

Date: 1/2/01	/s/ Bill A. MacDonald
Bill A. MacDonald
President

/s/ Harry A. Roosje
Harry A. Roosje
Secretary